UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 7, 2024 (November 5, 2024)

Westrock Coffee Company

(Exact name of Registrant as specified in its charter)

Delaware	001-41485	80-0977200
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

4009 N. Rodney Parham Road, 4th Floor

Little Rock, AR 72212

(Address of principal executive offices, including zip code)

(501) 918-9358

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Shares of common stock, par value $0.01 per share	WEST	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

On November 5, 2024, Westrock Coffee Company, a Delaware corporation (“Westrock Coffee”), entered into an amendment (the “Amendment”) to that certain Amended and Restated Investor Rights Agreement, dated June 29, 2023 (as amended or modified, the “Investor Rights Agreement”), by and among Westrock Coffee and the other parties thereto. Among other things, the Amendment amends the Investor Rights Agreement to provide that the size of the board of directors of Westrock Coffee (the “Board”) shall, subject to the terms of the Investor Rights Agreement, consist of eleven directors, with five directors being designated by the Nominating and Corporate Governance Committee of the Board. Additionally, HF Capital, LLC has agreed to not exercise its director designation rights (which would result in the Board size being expanded by one director) so long as Mr. Ken Parent is a member of the Board.

The foregoing description of the Amendment is not complete and is qualified in its entirety by reference to the full text of the Amendment, which is attached to this current report as Exhibit 4.1 and is incorporated herein by reference.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 5, 2024, the Board increased its size from ten to eleven directors and appointed Mr. Ken Parent to the resulting vacancy to serve as a Class I director of the Board. Mr. Parent will hold office until the 2026 annual meeting of the Company’s stockholders and until his successor has been elected and qualified, or until his earlier death, resignation or removal. Additionally, Mr. Parent was designated as Vice Chairman of the Board and appointed to the Audit & Finance and Compensation Committees of the Board.

In connection with his appointment to the Board, Mr. Parent will receive a one-time restricted stock grant with a value of $350,000 that will vest on the date of the 2025 annual meeting of the Company’s stockholders.

As a non-employee member of the Board, Mr. Parent will be compensated in accordance with the Company’s non-employee director compensation program, as disclosed in the Company’s definitive proxy statement on Schedule 14A filed by the Company with the Securities and Exchange Commission on April 25, 2024, which such description is incorporated herein by reference. Additionally, in connection with his role as Vice Chairman, commencing with the 2025 annual meeting of the Company’s stockholders. Mr. Parent will also be entitled to receive an additional annual equity grant of time-based restricted stock units pursuant to the Westrock Coffee Company 2022 Equity Incentive Plan with a value of $260,000 that will vest on the one year anniversary of each grant date.

There are no arrangements or understandings between Mr. Parent and any other person pursuant to which Mr. Parent was selected as a director and no transactions between Mr. Parent and the Company requiring disclosure under Item 404(a) of Regulation S-K.

The Company entered into an indemnification agreement with Mr. Parent in a form generally consistent with the indemnification agreements entered into with the Company’s other directors. The foregoing description of the indemnification agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Form of Indemnification Agreement, which is included as Exhibit 10.1 to this Current Report and the terms of which is incorporated into this Item 5.02 by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
4.1	First Amendment, dated November 5, 2024, to the Amended and Restated Investor Rights Agreement, dated as of June 29, 2023, by and among Westrock Coffee Company, Westrock Group, LLC, BBH Capital Partners V, L.P., BBH Capital Partners V-A, L.P., BBH CPV WCC Co-Investment LLC, 2023-2 R Brad Martin Grantor Retained Annuity Trust, R. Brad Martin and HF Direct Investments Pool, LLC

10.1	Form of Indemnification Agreement (incorporated by reference to Exhibit 10.6 to the Registration Statement of Westrock Coffee Company on Form S-4 (File No. 333-264464))

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 7, 2024

WESTROCK COFFEE COMPANY

By:	/s/ Robert P. McKinney
Name:	Robert P. McKinney
Title:	Chief Legal Officer and Corporate Secretary